Exhibit 99.1
COINMATCH SERVICE CORP. ANNOUNCES UNDERWRITERS' EXERCISE
OF OVER-ALLOTMENT OPTION
Plainview, N.Y. (February 17, 2006) — Coinmach Service Corp. (AMEX: “DRY”, “DRA”) (the “Company”) announced today that the underwriters of its previously announced public offering of 10,706,638 shares of Class A common stock have exercised their over-allotment option to purchase an additional 1,605,995 shares of Class A common stock at the public offering price of $9.00 per share. The net proceeds from such additional issuance of approximately $13.7 million are expected to be used in a manner consistent with that disclosed in the Company’s registration statement relating to the offering of such shares.
Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as the sole book-running manager, Deutsche Bank Securities Inc. acted as the lead manager, and Jefferies & Company, Inc. and SunTrust Capital Markets, Inc. acted as co-managers of the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
About Coinmach Service Corp.
Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. These risks are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which are available from the SEC or may be obtained from the Company.
Contact:
Coinmach Service Corp.
Robert M. Doyle (516-349-8555)